                                                                    EXHIBIT 4(p)



Filed with Post-Effective Amendment No. 16 to this Registration Statement on Form N-4 on April 27, 1994.

                                  METLIFE(R)

                A Mutual Company Incorporated in New York State
              One Madison Avenue - New York, New York 10010-3690

This is a legal contract between you and MetLife and contains your benefits and rights and your beneficiary's rights in an easy to read Question and Answer format. Please read this contract carefully.

               SINGLE PREMIUM IMMEDIATE INCOME PAYMENT CONTRACT

  ============================================================================
     CONTRACT OWNER: Susan Smith
  ----------------------------------------------------------------------------
     CONTRACT NUMBER: VB987654     ISSUE DATE: 1/15/94
  ----------------------------------------------------------------------------
     PRIMARY ANNUITANT: John Doe   PRIMARY ANNUITANT'S AGE AND SEX: 65-Male
  ----------------------------------------------------------------------------
     SURVIVOR ANNUITANT: NONE      SURVIVOR ANNUITANT'S AGE AND SEX: None
  ----------------------------------------------------------------------------
     BENEFICIARY: Susan Smith      CONTINGENT BENEFICIARY: Jim Smith
  ----------------------------------------------------------------------------
     PREMIUM: $100,000             DATE OF FIRST PAYMENT: 2/1/94
  ----------------------------------------------------------------------------
     TYPE OF ANNUITY (See Specifications page, which follows, for further details): Life Annuity with payments guaranteed for 10 years
  ============================================================================

This contract is not eligible for dividends.

There is no cash surrender benefit.

ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

AVAILABLE SEPARATE ACCOUNT INVESTMENT DIVISIONS AS OF THE CONTRACT DATE ARE: THE METROPOLITAN GROWTH, INCOME, DIVERSIFIED, AGGRESSIVE GROWTH, INTERNATIONAL STOCK AND STOCK INDEX DIVISIONS. A DESCRIPTION OF EACH OF THESE DIVISIONS IS INCLUDED IN THE PROSPECTUS.

10-Day Right to Examine-You may return your contract to MetLife or the person through whom you bought it within 10 days from the date you receive it. If you return it within the 10-day period, your contract will be canceled from the Issue Date. We will refund any premium made.


/s/ Joseph A. Reali                               /s/ Ted Athanassiades

Joseph A. Reali                                   Ted Athanassiades
Vice-President & Secretary                        President & Chief Operating
                                                  Officer



                                  Cover Page


Form PSC 93-05A

          =================================================================
           INCOME PAYMENT:                INITIAL AMOUNT*      NUMBER OF
                                                            ANNUITY UNITS
          -----------------------------------------------------------------
           From Fixed Interest Account        $378.05**      Not Applicable
           From Separate Account
                 Growth
                 Stock Index                 $102.28***       11.65479
                 International Stock         $ 99.63***        9.19634
                                             $100.83***       10.45732
          -----------------------------------------------------------------
                                   Total     $680.79
          =================================================================
           INCOME PAYMENTS FREQUENCY: Monthly
          =================================================================
           BENEFIT: Payments are made to the date of last payment before the later of: (a) the date the Annuitant dies, and (b) the date on which the 120th monthly payment is paid. If the Annuitant dies before 120 monthly payments have been made, payments will continue to you (or, if you die, to your beneficiary) for the rest of the guaranteed period.
          =================================================================
           ADMINISTRATIVE FEE: $350
          =================================================================
           ASSUMED INVESTMENT RATE: 4%. The daily 4% AIR factor is
           0.99989255.
          =================================================================
           TAX MARKET: [Individual--Non-Qualified,    ERISA APPLIES: No
                        IRA/SEP]
          =================================================================

* This amount assumes that you have elected not to have any Federal income taxes withheld.

** Based on your current allocation, this amount is guaranteed not to change. If you make transfers to the Fixed Interest Account, this amount will increase.

*** This amount assumes the initial payment is as of the Issue Date. If not made on the Issue Date the initial payment will be the number of annuity units shown times the Annuity Unit Value as of the later of: (a) the Issue Date, or (b) ten days prior to the payment due date. Any subsequent payment will reflect the investment experience of the Separate Account as described in this contract.



Form PSC 93-05A

1.   WHAT DO THE BASIC TERMS USED IN YOUR CONTRACT MEAN?

     "Annuitant" is the person during whose lifetime an income will be payable to the owner. If there is a Joint Annuitant this term is used to mean the Annuitant and the Joint Annuitant.

     "Annuity Unit" is a unit of measurement used to determine the amount of each variable income payment. The value of an annuity unit will vary in relation to the investment experience of the investment division(s) of the Separate Account chosen.

     "Assumed Investment Return" (AIR) is the interest rate used to determine the first income payment per $1,000 of net purchase amount applied to the Separate Account investment divisions.

     "Beneficiary" is the person or persons you name to whom the death benefit, if any, is payable when you die. You may name a contingent beneficiary to become the beneficiary if all the beneficiaries die while you are alive. If no beneficiary or contingent beneficiary is named, or if none is alive when you die, we will pay your estate. If more than one beneficiary is alive when you die, we will pay them in equal shares unless you have chosen otherwise.

     "Premium" is the money received by us under this Contract.

     "Designated Office" is the administrative office for your Contract. It is now the Pensions and Savings Center, Metropolitan Life Insurance Company, One Madison Ave., New York, NY 10010. If we change it, we will tell you.

     "Funding Options" refer to the Metropolitan Series Fund, Inc.. It is a series of mutual funds used only for insurance and annuity contracts such as this one. The Metropolitan Series Fund is divided into portfolios each of which has its own investment objectives.

     "Investment Division" are part of the Separate Account Each division invests in a corresponding portfolio or series of the Funding Options, rather than investing directly in stocks, bonds or other investments. Thus, the investment experience of each division will generally be the same as that of the corresponding portfolio or series, reduced by charges under this contract for services and benefits we provide. The cover page shows the available divisions on the issue date. We will tell you about any changes.

     "Issue Date" is the date MetLife receives the premium for which income payments are made under this Contract.

     "Joint Annuitant", if any, is a person in addition to the Annuitant during whose lifetime an income will be payable to you.

     "Net Premium" is the amount paid to us on behalf of the Annuitant less any applicable administrative fee and state premium tax.

     "You", "Your", "Me", "My" and "I" refer to the owner who has all the rights under his contact.

     "We", "Us", "Our" and "MetLife" refer to Metropolitan Life Insurance
     Company.

Form PSC 93-05A                        1

2.   HOW IS MY PREMIUM ALLOCATED UNDER MY CONTRACT?

     You choose how your premium is allocated among the Fixed Interest Account and the investment divisions of the Separate Account. You may change you allocation by telling us. The change will be made upon receipt, unless you specify a later date, which may be up to 30 days after we receive the request. Allocations must be in whole number percentages (e.g., 331/3% cannot be chosen).

3.   WHAT IS THE FIXED INTEREST ACCOUNT?

     The Fixed Interest Account guarantees your payment without regard to any investment results or to changing economic conditions.

4. HOW IS THAT PORTION OF MY INCOME PAYMENT BASED ON AN ALLOCATION TO THE FIXED INTEREST ACCOUNT (IF ANY) CALCULATED?

     Any portion of your income payment that is based on an allocation to the Fixed Interest Account is calculated by applying the net premium so allocated as of the Issue Date or transfer date under the income plan selected using the fixed rates in effect on that date. The income payments are guaranteed by MetLife with the amount dependent on the income plan chosen, the age and sex of the Annuitant (except when unisex rates are required), and the purchase amount applied to purchase the income stream.

5.   WHAT IS THE SEPARATE ACCOUNT AND HOW DOES IT OPERATE?

     It is Metropolitan Life Separate Account E, an investment account we maintain separate from our other assets.

     We own the assets in the Separate Account. The Separate Account will not be charged with liabilities that arise from any other business that we conduct. We will add amounts to the Separate Account from other contracts of ours.

     The Separate Account is divided into investment divisions, each of which buys shares in a corresponding portfolio or series of the Funding Options. Thus, the Separate Account does not invest directly in stocks, bonds, etc., but leaves such investments to the Funding Options to make. The Funding Options are also bought by other separate accounts of ours, our affiliates and other insurance companies.

     We keep track of each investment division of the Separate Account separately using annuity units. An annuity unit is the measuring unit used in calculating the amount of income payments. The number of annuity units is determined by dividing an income payment amount determined as of the issue date by the Annuity Unit Value of the applicable division as of the issue date. The current value of an Annuity Unit in a division is equal to the value of an annuity unit for the immediately preceding valuation period times the product of: (a) the daily AIR actor, and (b), the experience factor for the current valuation period for the applicable division. The current value of an Annuity unit reflects a charge not to exceed .000034035 per day (an effective annual rate of 1.25%) for administrative expenses and mortality and expense risks we assume under this contract.

Form PSC 93-05A                        2

     A valuation period is the period between one calculation of an annuity unit value and the next calculation. Normally, we calculate annuity units once each day the New York Stock Exchange is open for trading, but we can delay this determination if an emergency exists, making valuation of assets in the Separate Account not reasonably practicable, or if the Securities and Exchange Commission permits such deferral. We may change when we calculate the annuity unit value by giving you 30 days notice, to the extent permitted by law.

     Amounts transferred to an investment division of the Separate Account will be credited as of the end of the valuation period during which they are transferred from another investment division of the Separate Account. Additions to or withdrawals from an investment division may only be made as of the end of a valuation period. When you make a transfer into an investment division, we give you annuity units in that division. When you make a transfer out of the investment division, we reduce the number of your annuity units in that division. In either case, the number of annuity units you gain or lose is determined by taking the dollar amount of the transfer and dividing it by the value of an annuity unit at the time of the transaction. Thus, if you transfer 5 annuity units from one investment division with an annuity unit value of $10 to another investment division with an annuity unit value of $20, the number of annuity units in the first division would increase by 2.5 [($5 x $10) divided by $20].

     We may make certain changes to the Separate Account if we think they would best serve the interest of participants in or owners of similar contracts or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

     Examples of the changes to the Separate Account that we may make include:

     o To transfer any assets in an investment division to another investment division, or to one or more other separate accounts, or to our general accounts; or to add, combine, or remove investment division in the Separate Account.

     o To substitute, for the Funding Options shares held in any investment division, the shares of another class of the Metropolitan Series Fund, Inc. or the shares of any other investment permitted by law.

     If any changes result in material changes in the underlying investment of an investment division to which an amount is allocated under the contract, we will notify you of the change. You may then make a new choice of investment divisions.

6. HOW IS THAT PORTION OF MY INCOME PAYMENT BASED ON ALLOCATIONS TO THE SEPARATE ACCOUNT (IF ANY) CALCULATED?

     Any portion of your income payment that is based on allocation to the Separate Account is calculated similar to fixed interest account amount (as described in item 4) assuming a payment is made as of the issue date. This theoretical payment amount is then converted to annuity units and all subsequent payments will vary to reflect the net investment experience of each division of the Separate Account to which the net premium (i.e., the premium less any applicable administrative fee and premium taxes) is applied and the Assumed Investment Return.

Form PSC 93-05A                        3

     Income payments will increase if the net investment return since the last payment is greater than the AIR on an annualized basis. Income payments will decrease if the net investment return is less than the AIR on an annualized basis. Therefore, the dollar amount of variable income payments after the first will vary with the amount by which the net investment return is greater or less than 4% per annum. For example, if a Division has a cumulative net investment return of 5% over a one year period, the first variable income payment in the next year will be approximately 1% greater than the payment on the same date in the preceding year, and subsequent payments will continue to vary with the investment experience of the Division. If such net investment return is -1% over a one year period, the first variable income payment in the next year will be approximately 5% less than the payment on the same date in the preceding year, and subsequent payments will continue to vary with the investment experience of the applicable division.

7.   CAN TRANSFERS BE MADE WITHIN THIS CONTRACT?

     Yes. The number of transfers among investment divisions and from the Separate Account is unlimited as long as the total number of investment divisions at any time is limited to four (3 if a fixed income option is also selected). You can make a transfer by telling us. Transfers from the Fixed to the Separate Account are not currently permitted. If we change our practices to allow such transfers, we will notify you in writing.

8.   WHEN ARE MY VARIABLE PAYMENT AMOUNTS DETERMINED AND HOW OFTEN WILL THEY
     CHANGE?

     Each variable income payment amount after the first will be determined as of the 10th day prior to a payment due date. Each payment or portion of each payment that is based on the experience of the Separate Account may vary from the prior one. Payments other than the first are determined by multiplying the number of annuity units provided on the specifications page by the Annuity Unit Value of the Separate Account on the 10th day prior to the payment due date. The first payment will be the amount stated on the specifications page if the payment is due within 10 days of the Issue Date. Otherwise, the first payment will be determined as described above for all other payments.

9. WHAT IF THE ANNUITANT'S AGE OR SEX (IF APPLICABLE) ON THE ISSUE DATE IS NOT CORRECT AS SHOWN ON THE COVER PAGE?

     If the Annuitant's age or sex (if applicable) on the Issue Date is not correct as shown on the cover page, we will adjust the benefits under this contract. The adjusted benefits will be those which the premium would have bought at the correct age and sex (except when unisex rates are required). If we have made an overpayment or underpayment because of a misstatement, the amount of overpayment or underpayment, with interest, will be, as appropriate, deducted from or added to the payment or payments made after the adjustment.

10.  WHAT HAPPENS IF YOU ARE NOT THE ANNUITANT AND YOU DIE BEFORE THE ANNUITANT?

     After we receive proof of your death, the beneficiary becomes the owner with all rights as described below in item 14. If you die before the Annuitant and if no beneficiary or contingent beneficiary is named or none is alive, your estate will become the owner of this contract.

Form PSC 93-05A                         4

11.  WHAT IF THE DEATH BENEFIT IF THE ANNUITANT DIES?

     This depends upon the income plan. Payments may stop, may continue to the beneficiary for the remainder of the guaranteed period (if any) or may continue to another person. The death benefit, if any, is shown on the specifications page. Proof of death and a properly written claim form must be received by us.

12.  WHAT SPECIAL RULES APPLY IF MY PREMIUM WAS MADE UNDER A PLAN SUBJECT TO
     ERISA?

     If your premium was made under a plan subject to the Employee Retirement Income Security Act (ERISA) and if you have a spouse, your spouse must give qualified consent whenever you elect to change your beneficiary to someone other than your spouse for more than 50% of the death benefit. The consent of your spouse must be in writing, dated, signed by your spouse, witnessed by a notary public and in a form satisfactory to us. The consent of your spouse will not be required if you, your estate representative, or your beneficiary establishes that it cannot be obtained because there is no spouse, or because the spouse cannot be located. The specifications page indicates whether or not this contract is subject to ERISA.

13.  HOW DO FEDERAL INCOME TAX RULES AFFECT MY CONTRACT?

     (a) If your contract is qualified (as indicated on the specifications page), and your premium does not contain any after-tax money (i.e., the premium consists only of money that: (i) entitled you to a tax deduction, (ii) resulted from salary reduction elective deferrals, or
          (iii) was contributed by your employer), each payment under this contract is subject to Federal income taxes.
     (b) If your contract is non-qualified (as indicated on the specifications page) or your premium contains some after-tax money from a qualified contract, the portion of each payment representing the amount based on the after-tax portion of your premium is not subject to Federal income tax. The balance of each payment will be included in your income in the year received.
     (c) Your contract is designed to satisfy the requirements of Internal Revenue Code Section 72(s) and should be read accordingly.
     (d) Whenever appropriate, payments under this contract must comply with Internal Revenue Code Section 401(a)(9) and the regulations thereunder, including Regulation Section 1.401(a)(9)-2. Any payments which do not comply with these or other relevant Federal income tax rules are not valid.

14.  WHAT ARE YOUR RIGHTS UNDER THIS CONTRACT?

     You have all rights under this contract, including the right at any time to change the person to whom benefits are payable, including the beneficiary. If we agree in writing, you may name a new owner. If a new owner is named, no such change will be effective until written notice of the change is received by us.

15.  CAN YOU ASSIGN OR TRANSFER YOUR CONTRACT, OR USE IT AS COLLATERAL FOR A
     LOAN?

     Income payments may be assigned only if we agree in writing. To the extent permitted by law, income payments will not be subject to the claims of creditors.

Form PSC 93-05A                         5

     If this contract is assigned, unless other arrangements are made with us, we will pay the value or any remaining payments as they become due.

16.  HOW CAN I GET INFORMATION ABOUT MY CONTRACT?

     At least once each year, we will provide you with the investment choices of record on which the income payments are based. We will also tell you the various investment choices that are then currently available. If you need information at other times, please tell us.

     For information or service (e.g. change of beneficiary or address, claim forms, etc.) you may contact our Designated Office.

17.  WHAT INFORMATION MAY WE ASK YOU FOR AFTER THE ISSUE DATE OF THIS CONTRACT?

     We may require proof that the Annuitant is alive on the due date of a payment. If we have made a request, we will make no further payments until proof is received. If the Annuitant is not then living, we will require proof of the authority of any person who makes a claim to receive any amount payable on the Annuitant's death.

18.  DOES YOUR CONTRACT CONTAIN ALL THE PROVISIONS AFFECTING YOU?

     Yes. Your Contract and any riders and endorsements included in it make up your entire contract with us. We will never contest the validity of this Contract. Changes in its provisions may only be made in writing by our President, Secretary or a Vice-President. No provision may be waived or changed by any of our other employees, representatives or agents.

Form PSC 93-05A                         6

                                    Index

TOPIC                                 QUESTION & ANSWER              PAGE
Allocation of Premium                         2                       2
Assignment                                   15                       5
Death of the Annuitant                       11                       5
Death of the Owner                           10                       4
Definitions                                   1                       1
Entire Contract and Authority                18                       6
ERISA                                        12                       5
Federal Income Taxes                         13                       5
Fixed Income Payment                          4                       2
Fixed Interest Account                        3                       2
Information We May Ask From You              17                       6
Information We May Provide You               16                       6
Misstatement of Age or Sex                    9                       4
Owner's Rights                               14                       5
Separate Account                              5                       2
Transfers                                     7                       4
Variable Income Payment                       6,8                     3,4

                                    Notice

When you write to us please give us your name, address and contract number. Please notify us promptly of any changes. We will write to you at your last known address.

Checks, drafts or money orders may be drawn to the order of Metropolitan Life (or MetLife). They are received subject to the condition that they may be handled for collection in accordance with the practice of the collecting bank or banks. If we do not receive the full amount of any check, draft or money order, it will not constitute payment. All payments are to be made in U.S. currency.

VOTING FOR DIRECTORS

Our Board of Directors is elected by our contract holders. For details on how to vote, write to our Secretary.

Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010-3690

Countersigned and Delivered _________19________By___________________

Form PSC 93-05A                         7

                                                                    EXHIBIT 4(P)



                                        Filed with Post-Effective Amendment No.
                                        15 to this Registration Statement on
                                        Form N-4 on April 8, 1993.

                                  METLIFE (R)

                A Mutual Company Incorporated in New York State
              One Madison Avenue - New York, New York 10010-3690

This is a legal contract between you and MetLife and contains your benefits and rights and your beneficiary's rights in an easy to read Question and Answer format. Please read this contract carefully.

               SINGLE DEPOSIT IMMEDIATE INCOME PAYMENT CONTRACT

================================================================================
     CONTRACT OWNER:
--------------------------------------------------------------------------------
     CONTRACT NUMBER:                   ISSUE DATE:
--------------------------------------------------------------------------------
     ANNUITANT:                         ANNUITANT'S AGE AND SEX:
--------------------------------------------------------------------------------
     JOINT ANNUITANT:                   JOINT ANNUITANT'S AGE AND SEX:
--------------------------------------------------------------------------------
     BENEFICIARY:                       CONTINGENT BENEFICIARY:
--------------------------------------------------------------------------------
     DEPOSIT:                           DATE OF FIRST PAYMENT:
--------------------------------------------------------------------------------
     TYPE OF ANNUITY (See Specifications page, which follows, for further details):
================================================================================

This contract is not eligible for dividends.

There is no cash surrender benefit.

ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

AVAILABLE SEPARATE ACCOUNT INVESTMENT DIVISIONS AS OF THE CONTRACT DATE ARE: THE METROPOLITAN GROWTH, INCOME, DIVERSIFIED, AGGRESSIVE GROWTH, INTERNATIONAL
STOCK AND STOCK INDEX DIVISIONS: THE FIDELITY GROWTH, OVERSEAS, EQUITY-INCOME, INVESTMENT GRADE BOND, AND ASSET MANAGER DIVISIONS; AND THE CALVERT SOCIALLY RESPONSIBLE AND CALVERT ARIEL DIVISIONS. A DESCRIPTION OF EACH OF THESE DIVISIONS IS INCLUDED IN THE PROSPECTUS.


10-Day Right to Examine--You may return your contract to MetLife or the person through whom you bought it within 10 days from the date you receive it. If you return it within the 10-day period, your contract will be canceled from the Issue Date. We will refund any deposit made.



Nicholas D. Latrenta               Robert G. Schwartz
Vice-President & Secretary         Chairman of the Board, President & Chief
                                   Executive Officer

                                  Cover Page









FORM PSC 93-05

================================================================================

INCOME PAYMENT:                                   INITIAL AMOUNT*
--------------------------------------------------------------------------------
From Fixed Interest Account
From Separate Account
     Growth
     Stock Index
     International Stock
--------------------------------------------------------------------------------
                                      Total
================================================================================

INCOME PAYMENT FREQUENCY:
================================================================================

DEATH BENEFIT:




================================================================================

ADMINISTRATIVE FEE: $250
================================================================================

ASSUMED INVESTMENT RATE: 4%. The daily 4% AIR factor is 0.99989255.
================================================================================

TAX MARKET:                                  ERISA APPLIES:
================================================================================

* This amount assumes that you have elected not to have any Federal income taxes withheld.

                              Specifications Page


Form PSC 93-05

1.   WHAT DO THE BASIC TERMS IN YOUR CONTRACT MEAN?

     "Annuitant" is the person during whose lifetime an income will be payable to the owner. If there is a Joint Annuitant this term is used to mean the Annuitant and the Joint Annuitant.

     "Annuity Unit" is a unit of measurement used to determine the amount of each variable income payment. The value of an annuity unit will vary in relation to the investment experience of the investment division(s) of the Separate Account chosen.

     "Assumed Investment Return" (AIR) is the interest rate used to determine the first income payment per $1,000 of net purchase amount applied to the Separate Account investment divisions.

     "Beneficiary" is the person or persons you name to whom the death benefit, if any, is payable when the Annuitant dies. You may name a contingent beneficiary to become the beneficiary if all the beneficiaries die while the Annuitant is alive. If no beneficiary or contingent beneficiary is named, or if none is alive when the Annuitant dies, we will pay you or your estate. While the Annuitant is alive, you may change any beneficiary or contingent beneficiary. If more than one beneficiary is alive when the Annuitant dies, we will pay them in equal shares unless you have chosen otherwise.

     "Deposit" is the money received by us under this Contract.

     "Designated Office" is the administrative office for your Contract. It is now the Pensions and Savings Center, Metropolitan Life Insurance Company, One Madison Ave., New York, NY 10010. If we change it, we will tell you.

     "Funding Options" refer to the Metropolitan Series Fund, Inc., the Calvert Socially Responsible Series, the Calvert Ariel Appreciation Portfolio II, and Fidelity's Variable Insurance Products Fund and Variable Insurance Products Fund II. All are either mutual funds or series of mutual funds used only for insurance and annuity contracts such as this one. The Metropolitan Series Fund and Fidelity's Variable Insurance Products Fund and Variable Insurance Products Fund II are divided into portfolios each of which has its own investment objectives.

     "Investment Divisions" are part of the Separate Account. Each division invests in a corresponding portfolio or series of the Funding Options, rather than investing directly in stocks, bonds or other investments. Thus, the investment experience of each division will generally be the same as that of the corresponding portfolio or series, reduced by charges under this certificate for services and benefits we provide. The cover page shows the available divisions. We will tell you about any changes.

     "Issue Date" is the date MetLife receives the deposit for which income payments are made under this Contract.

     "Joint Annuitant", if any, is a person in addition to the Annuitant during whose lifetime an income will be payable to you.

     "Net Deposit" is the amount paid to us on behalf of the Annuitant less any applicable administrative fee and state premium tax.

     Form PSC 93-05

     "You", "Your", "Me", "My" and "I" refer to the owner who has all the rights under this contract while the Annuitant is alive.

     We", "Us", "Our" and "MetLife" refer to Metropolitan Life Insurance
     Company.

2.   HOW IS MY DEPOSIT ALLOCATED UNDER MY CONTRACT?

     You choose how your deposit is allocated among the Fixed Interest Account and the investment divisions of the Separate Account. You may change your allocation by telling us. The change will be made upon receipt, unless you specify a later date, which may be up to 30 days after we receive the request. Allocations must be in whole number percentages (e.g., 33 1/3% cannot be chosen).

3.   WHAT IS THE FIXED INTEREST ACCOUNT?

     The Fixed Interest Account guarantees both your principal and interest with out regard to any investment results or to changing economic conditions.

4.   WHAT IS THE SEPARATE ACCOUNT AND HOW DOES IT OPERATE?

     It is Metropolitan Life Separate Account E, an investment account we maintain separate from our other assets.

     We own the assets in the Separate Account. The Separate Account will not be charged with liabilities that arise from any other business that we conduct. We will add amounts to the Separate Account from other contracts of ours.

     The Separate Account is divided into investment divisions, each of which buys shares in a corresponding portfolio or series of the Funding Options. Thus, the Separate Account does not invest directly in stocks, bonds, etc., but leaves such investments to the Funding Options to make. The Funding Options are also bought by other separate accounts of ours, our affiliates and other insurance companies.

     We keep track of each investment division of the Separate Account separately using annuity units. An annuity unit is the measuring unit used in calculating the amount of income payments. The number of annuity units is determined by dividing the amount of the first income payment by the Annuity Unit Value of the applicable division as of the tenth day before the date of the first income payment. The current value of an Annuity Unit in a division is equal to the value of an annuity unit for the immediately preceding valuation period times the product of: (a) the daily AIR factor, and (b), the net investment factor for the current valuation period for the applicable division. The current value of an Annuity unit reflects a charge not to exceed .000034035 per day (an affective annual rate of 1.25%) for administrative expenses and mortality and expense risks we assume under this contract.

     A valuation period is the period between one calculation of an annuity unit value and the next calculation. Normally, we calculate annuity units once each day the New York Stock Exchange is open for trading, but we can delay this determination if an emergency exists, making valuation of assets in the Separate Account not reasonably practicable, or if the Securities and Exchange Commission permits such deferral. We may change when we calculate the annuity unit value

     Form PSC 93-05                     2
     by giving you 30 days notice, to the extent permitted by law.

     Amounts transferred to the Separate Account will be credited as of the end of the valuation period during which they are transferred from the Fixed Interest Account. Additions to or withdrawals from an investment division may only be made as of the end of a valuation period. When you transfer money into an investment division, we give you annuity units in that division. When you transfer money out of the investment division, we reduce the number of your annuity units in that division. In either case, the number of annuity units you gain or lose is determined by taking the dollar amount of the transfer and dividing it by the value of an annuity unit at the time of the transaction. Thus, if you transfer $5,000 from one investment division with an annuity unit value of $100 to another investment division with an annuity unit value of $200, the number of annuity units in the first division would be reduced by 50 ($5,000/$100) and the number of annuity units in the second division would increase by 25 ($5,000/$200).

     We may make certain changes to the Separate Account if we think they would best serve the interests of participants in or owners of similar contracts or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

     Examples of the changes to the Separate Account that we may make include:

     o To transfer any assets in an investment division to another investment division, or to one or more other separate accounts, or to our general account; or to add, combine, or remove investment divisions in the Separate Account.

     o To substitute, for the Funding Options shares held in any investment division, the shares of another class of the Metropolitan Series Fund, Inc. or the shares of any other investment permitted by law.

     If any changes result in material change in the underlying investments of an investment division to which an amount is allocated under the contract, we will notify you of the change. You may then make a new choice of investment divisions.

5. HOW IS THAT PORTION OF MY INCOME PAYMENT BASED ON AN ALLOCATION TO THE FIXED INTEREST ACCOUNT (IF ANY) CALCULATED?

     Any portion of your income payment that is based on an allocation to the Fixed Interest Account is calculated by applying the net deposit so allocated as of the Issue Date or transfer date under the income plan selected using the fixed rates in effect on that date. The income payments are guaranteed by MetLife with the amount dependent on the income plan chosen, the age and sex of the annuitant or the beneficiary (except when unisex rates are required), and the purchase amount applied to purchase the income stream.

6. HOW IS THAT PORTION OF MY INCOME PAYMENT BASED ON ALLOCATIONS TO THE SEPARATE ACCOUNT (IF ANY) CALCULATED?

     Any portion of your income payment that is based on allocation to the Separate Account is calculated similar to fixed interest account amount (as described in item 5), except the amount

     Form PSC 93-05                     3
     of the income payment will vary to reflect the net investment experience of each division of the Separate Account to which the net deposit (i.e., the deposit less any applicable administrative fee and premium taxes) is applied and the Assumed Investment Return.

     Income payments after the first will increase only to the extent that the net investment return increases by more than the AIR on an annualized basis. Income payments will decline if the net investment return increases less than the AIR. Therefore, the dollar amount of variable income payments after the first will vary with the amount by which the net investment return is greater or less than 4% per annum. For example, if a Division has a cumulative net investment return of 5% over a one year period, the first variable income payment in the next year will be approximately 1% greater than the payment on the same date in the preceding year, and subsequent payments will continue to vary with the investment experience of the Division. If such net investment return is -1% over a one year period, the first variable income payment in the next year will be approximately 5% less than the payment on the same date in the preceding year, and subsequent payments will continue to vary with the investment experience of the applicable division.

7.   CAN MONEY BE TRANSFERRED WITHIN THIS CONTRACT?

     Yes. The number of transfers among investment divisions and from the separate account is unlimited as long as the total number of investment divisions at any time is limited to four (3 if a fixed income option is also selected). You can make a transfer by telling us. Transfers from the fixed to the separate account are not currently permitted. If we change our practices to allow such transfers, we will notify you in writing.

8.   WHEN ARE MY VARIABLE PAYMENT AMOUNTS DETERMINED AND HOW OFTEN WILL THEY
     CHANGE?

     Each variable income payment amount will be determined as of the 10th day prior to a payment due date. Each payment or portion of each payment that is based on the experience of the Separate Account may vary from the prior one.

9. WHAT IF THE ANNUITANT'S AGE OR SEX (IF APPLICABLE) ON THE ISSUE DATE IS NOT CORRECT AS SHOWN ON THE COVER PAGE?

     If the Annuitant's age or sex (if applicable) on the Issue Date is not correct as shown on the cover page, we will adjust the benefits under this contract. The adjusted benefits will be those which the deposit would have bought at the correct age and sex (except when unisex rates are required). If we have made an overpayment or underpayment because of a misstatement, the amount of overpayment or underpayment, with interest at the rate used to calculate the income payment amount, will be, as appropriate, deducted from or added to the payment or payments made after the adjustment.

9.   WHAT HAPPENS IF YOU ARE NOT THE ANNUITANT AND YOU DIE BEFORE THE ANNUITANT?

     After we receive proof of death, we will change the owner as described below in item 13.

10.  WHAT IS THE DEATH BENEFIT IF THE ANNUITANT DIES?

     This depends upon the income plan. Payments may stop, may continue to the beneficiary for

     Form PSC 93-05                    4
     the remainder of the guaranteed period (if any) or may continue to another person. The death benefit, if any, is shown on the specifications page. Proof of death and a properly written claim form must be received by us.

11.  WHAT SPECIAL RULES APPLY IF MY DEPOSIT WAS MADE UNDER A PLAN SUBJECT TO
     ERISA?

     If your deposit was made under a plan subject to the Employee Retirement Income Security Act (ERISA) and if you have a spouse, your spouse must give qualified consent whenever you elect to change your beneficiary to someone other than your spouse for more than 50% of the death benefit. The consent of your spouse must be in writing, dated, signed by your spouse, witnessed by a notary public and in a form satisfactory to us. The consent of your spouse will not be required if you, your estate representative, or your beneficiary establishes that it cannot be obtained because there is no spouse, or because the spouse cannot be located. The specifications page indicates whether or not this contract is subject to ERISA.

12.  HOW DO FEDERAL INCOME TAX RULES AFFECT MY CONTRACT?

     (a) If your contract is qualified (as indicated on the specifications page), this means your deposit can be attributed to a reduction from income, entitled you to a tax deduction, or was not subject to income tax. As a result, each payment under this contract is subject to Federal income taxes.

     (b) If your contract is non-qualified (as indicated on the specifications page), this means your deposit has already been subject to income tax. As a result, each payment under this contract that represents income is taxed when you receive it, but that portion that represents a portion of your deposit is not subject to tax.

13.  WHAT ARE YOUR RIGHTS UNDER THIS CONTRACT?

     You have all the rights under this contract while the Annuitant is alive, including the right at any time to change the person to whom benefits are payable, including the beneficiary. You may name a new owner at any time.

     You may also name a contingent owner who would become the owner should you die before the Annuitant. If a new owner is named, any earlier choice of a contingent owner will be canceled, unless you specify. No such change will be effective until written notice of the change is received by us. If you die before the Annuitant and have not named a contingent owner, your estate will become the owner of this contract.

14.  CAN YOU ASSIGN OR TRANSFER YOUR CONTRACT, OR USE IT AS COLLATERAL FOR A
     LOAN?

     Income payments may be assigned only if we agree in writing. To the extent permitted by law, income payments will not be subject to the claims of creditors.

     If this contract is assigned, unless other arrangements are made with us, we will pay the value of any remaining payments as they become due.

15.  HOW CAN I GET INFORMATION ABOUT MY CONTRACT?

     At least once each year, we will provide you with the investment choices of record on which the

     Form PSC 93-05                    5
     income payments are based. We will also tell you the various investment choices that are then currently available. If you need information at other times, please tell us.

     For information or service (e.g. change of beneficiary or address, claim forms, etc.) you may contact our Designated Office.

16.  WHAT INFORMATION MAY WE ASK YOU FOR AFTER THE ISSUE DATE OF THIS CONTRACT?

     We may require proof that the Annuitant is alive on the due date of a payment. If we have made a request, we will make no further payments until proof is received. If the Annuitant is not then living, we will require proof of the authority of any person who makes a claim to receive any amount payable on the Annuitant's death.

17.  DOES YOUR CONTRACT CONTAIN ALL THE PROVISIONS AFFECTING YOU?

     Yes. Your Contract and any riders and endorsements included in it make up your entire contract with us. We will never contest the validity of this Contract. Changes in its provisions may only be made in writing by our President, Secretary or a Vice-President. No provision may be waived or changed by any of our other employees, representatives or agents.

     Form PSC 93-05                     6

                                     INDEX

TOPIC                                      QUESTION & ANSWER    PAGE
Allocation of Deposit                            2               2
Assignment                                      14               5
Death of the Annuitant                          10               4
Death of the Owner                               9               4
Definitions                                      1               1
Entire Contract and Authority                   17               6
ERISA                                           11               5
Federal income Taxes                            12               5
Fixed Income Payment                             5               3
Fixed Interest Account                           3               2
Information We May Ask From You                 16               6
Information We Provide You                      15               5
Misstatement of Age or Sex                       9               4
Owner's Rights                                  13               5
Separate Account                                 4               2
Transfers                                                        4
Variable Income Payment                         6,8              3,4

                                     NOTICE

When you write to us please give us your name, address and contract number. Please notify us promptly of any changes. We will write to you at your last known address.

Checks, drafts or money orders may be drawn to the order of Metropolitan Life (or MetLife). They are received subject to the condition that they may be handled for collection in accordance with the practice of the collecting bank or banks. If we do not receive the full amount of any check, draft or money order, it will not constitute payment. All payments are to be made in U.S. currency.

VOTING FOR DIRECTORS

Our Board of Directors is elected by our contract holders. For details on how to vote, write to our Secretary.

Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010-3690

Countersigned and Delivered _________19__ By ___________________

Form PSC 93-05                         7